UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2010

PERKINELMER, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-05075	04-2052042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

781-663-6900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 31, 2010, PerkinElmer, Inc. (the “Company”) entered into a master purchase and sale agreement (the “Purchase Agreement”) with IDS Acquisition Corp. (the “Buyer”), a subsidiary of Veritas Capital Fund III, L.P., a New York- based private equity firm, to sell to the Buyer its Illumination and Detection Solutions business (“IDS”), a global provider of custom-designed specialty lighting and sensor components, subsystems and integrated solutions to original equipment manufacturers. Pursuant to the Purchase Agreement, the Buyer will pay the Company approximately $500 million ($482 million net of payments for acquired cash balances), subject to a post-closing adjustment based on IDS’ working capital as of the closing of the sale. Under the Purchase Agreement, the Buyer will acquire IDS through the purchase of all outstanding stock of certain subsidiaries of the Company located in Germany, Canada, China, Indonesia, the Philippines, the United Kingdom and the United States as well as the purchase of certain assets and the assumption of certain liabilities of IDS held by the Company and by certain of the Company’s subsidiaries located in Singapore and Germany. The Purchase Agreement contains customary representations, warranties and conditions to closing, including the receipt of specified governmental and regulatory approvals, and includes customary indemnification provisions relating to the representations and covenants made therein. The transaction is expected to be completed in the fourth quarter of 2010.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed with this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: September 3, 2010	By:	/S/ JOEL S. GOLDBERG
	Name:	Joel S. Goldberg
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1(1)	Master Purchase and Sales Agreement between PerkinElmer, Inc. and IDS Acquisition Corp., dated as of August 31, 2010.

(1) The exhibits and schedules to the Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the exhibits and schedules to the U.S. Securities and Exchange Commission upon request.